(m)(2)(i)

AMENDED SCHEDULE A

with respect to the

SECOND AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

ING MUTUAL FUNDS

CLASS B SHARES

Fund	Maximum Combined Service and Distribution Fees (as a percentage of average daily net assets)

ING Diversified International Fund	1.00%

ING Emerging Markets Equity Dividend Fund (formerly, ING Greater China Fund)	1.00%

ING Emerging Markets Equity Fund	1.00%

ING Global Bond Fund	1.00%

ING Global Equity Dividend Fund	1.00%

ING Global Opportunities Fund	1.00%

ING International Real Estate Fund	1.00%

ING International Small Cap Fund	1.00%

ING International Value Equity Fund (formerly, ING Global Value Choice Fund)	1.00%

Date last updated: November 21, 2013